                                                                   Exhibit 10.25



                            STOCK PURCHASE AGREEMENT

                                     AMONG

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

                                 AS PURCHASER,

                                      AND

                              JOSEPH R. BONA, M.D.
                             NANCY J. SIMONS, PH.D.
                              JOHN G. TOMS, PH.D.
                             WILLIAM L. KALE, PH.D.

                                      AND

                            DAVID E. STENMARK, PH.D.

                                   AS SELLERS





                                 July 31, 1996

                               TABLE OF CONTENTS


ARTICLE 1        DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . .  1

       1.1       Defined Terms  . . . . . . . . . . . . . . . . . . . . . .  1
       1.2       Schedules  . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2        PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . .  2

       2.1       Agreement to Sell and Purchase . . . . . . . . . . . . . .  2
       2.2       Purchase Price . . . . . . . . . . . . . . . . . . . . . .  2
       2.3       Partial Payment of Purchase Price  . . . . . . . . . . . .  2
                 (a)       Payment At Closing . . . . . . . . . . . . . . .  2
                 (b)       Final Payment  . . . . . . . . . . . . . . . . .  2
                 (c)       Net Income Before Taxes  . . . . . . . . . . . .  3
                 (d)       Excess Cash of the Company . . . . . . . . . . .  3
                 (e)       Final Settlement . . . . . . . . . . . . . . . .  3

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF EACH SELLER  . . . . . .  4

       3.1       Authority Relative to This Agreement . . . . . . . . . . .  4
       3.2       Title to Stock . . . . . . . . . . . . . . . . . . . . . .  4
       3.3       Absence of Breach; No Consent  . . . . . . . . . . . . . .  5

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . .  5

       4.1       Due Organization of the Company  . . . . . . . . . . . . .  5
       4.2       Subsidiaries/Investments . . . . . . . . . . . . . . . . .  5
       4.3       Due Authorization  . . . . . . . . . . . . . . . . . . . .  5
       4.4       Capitalization of the Company  . . . . . . . . . . . . . .  6
       4.5       Licenses/Compliance with Law . . . . . . . . . . . . . . .  6
       4.6       Financial Statements . . . . . . . . . . . . . . . . . . .  7
       4.7       No Adverse Change  . . . . . . . . . . . . . . . . . . . .  7
       4.8       No Undisclosed Liabilities . . . . . . . . . . . . . . . .  8
       4.9       Title to and Condition of Properties . . . . . . . . . . .  8
       4.10      Litigation . . . . . . . . . . . . . . . . . . . . . . . .  9
       4.11      Real Property Leases   . . . . . . . . . . . . . . . . . .  9
       4.12      Intellectual Property  . . . . . . . . . . . . . . . . . .  9
       4.13      Contracts  . . . . . . . . . . . . . . . . . . . . . . . . 10
       4.14      Employees, Et Cetera . . . . . . . . . . . . . . . . . . . 11
       4.15      Employee Benefit Plans . . . . . . . . . . . . . . . . . . 12
       4.16      Receivables  . . . . . . . . . . . . . . . . . . . . . . . 13
       4.17      Accounts Payable . . . . . . . . . . . . . . . . . . . . . 13
       4.18      Broker's and Finder's Fees . . . . . . . . . . . . . . . . 13

       4.19          Labor Practices  . . . . . . . . . . . . . . . . . . .  14
       4.20          Insurance  . . . . . . . . . . . . . . . . . . . . . .  14
       4.21          Consents . . . . . . . . . . . . . . . . . . . . . . .  14
       4.22          Environmental Matters  . . . . . . . . . . . . . . . .  14
       4.23          Taxes  . . . . . . . . . . . . . . . . . . . . . . . .  14
       4.24          Transactions With Affiliates . . . . . . . . . . . . .  15
       4.25          Improper Payments  . . . . . . . . . . . . . . . . . .  15
       4.26          Full Disclosure  . . . . . . . . . . . . . . . . . . .  16

ARTICLE 5            REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . .  16

       5.1           Due Incorporation  . . . . . . . . . . . . . . . . . .  16
       5.2           Corporate Authority  . . . . . . . . . . . . . . . . .  16
       5.3           Absence of Breach; No Consents . . . . . . . . . . . .  16
       5.4           Investment Representations . . . . . . . . . . . . . .  16
       5.5           Broker's or Finder's Fees  . . . . . . . . . . . . . .  17

ARTICLE 6            CLOSING  . . . . . . . . . . . . . . . . . . . . . . .  17

       6.1           Date of Closing  . . . . . . . . . . . . . . . . . . .  17
       6.2           Actions by Sellers . . . . . . . . . . . . . . . . . .  17
       6.3           Actions by Purchaser . . . . . . . . . . . . . . . . .  17

ARTICLE 7            SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                     INDEMNITY  . . . . . . . . . . . . . . . . . . . . . .  18

       7.1           Representations and Warranties to Survive  . . . . . .  18
       7.2           Indemnity  . . . . . . . . . . . . . . . . . . . . . .  18
       7.3           Indemnity Procedures . . . . . . . . . . . . . . . . .  19
       7.4           Limitations on Indemnification . . . . . . . . . . . .  20

ARTICLE 8            LIMITATIONS ON TRANSFER; OPTION/PUT RIGHTS . . . . . .  21

       8.1           Capital Stock Subject Hereto . . . . . . . . . . . . .  21
       8.2           No Transfer Except as Provided Herein. . . . . . . . .  22
       8.3           Option Rights of Purchaser . . . . . . . . . . . . . .  22
       8.4           Put Rights of Sellers  . . . . . . . . . . . . . . . .  23
       8.5           Restrictive Legend . . . . . . . . . . . . . . . . . .  24

ARTICLE 9            ADDITIONAL POST-CLOSING AGREEMENTS . . . . . . . . . .   24

       9.1           Financial Statements . . . . . . . . . . . . . . . . .   24
       9.2           Separate Entity  . . . . . . . . . . . . . . . . . . .   24
       9.3           Future Operations of the Company . . . . . . . . . . . . 25
       9.4           Certain Financial Matters  . . . . . . . . . . . . . . . 26
       9.5           WCMA Loan Agreement  . . . . . . . . . . . . . . . . . . 26

ARTICLE 10           CERTAIN DEFINED TERMS  . . . . . . . . . . . . . . . . . 27

       10.1          Affiliate  . . . . . . . . . . . . . . . . . . . . . . . 27
       10.2          Agreement  . . . . . . . . . . . . . . . . . . . . . . . 27
       10.3          Closing  . . . . . . . . . . . . . . . . . . . . . . . . 27
       10.4          Closing Date . . . . . . . . . . . . . . . . . . . . . . 27
       10.5          Closing Time . . . . . . . . . . . . . . . . . . . . . . 27
       10.6          Code . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       10.7          Counsel to Sellers . . . . . . . . . . . . . . . . . . . 27
       10.8          Counsel to Purchaser . . . . . . . . . . . . . . . . . . 27
       10.9          ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . 27
       10.10         Excess Cash of the Company . . . . . . . . . . . . . . . 28
       10.11         GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       10.12         Knowledge  . . . . . . . . . . . . . . . . . . . . . . . 28
       10.13         Multiemployer Plan . . . . . . . . . . . . . . . . . . . 28
       10.14         Payables . . . . . . . . . . . . . . . . . . . . . . . . 28
       10.15         PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       10.16         Pension Plan . . . . . . . . . . . . . . . . . . . . . . 28
       10.17         Receivables  . . . . . . . . . . . . . . . . . . . . . . 29
       10.18         Schedules  . . . . . . . . . . . . . . . . . . . . . . . 29
       10.19         Settlement Auditor . . . . . . . . . . . . . . . . . . . 29
       10.20         Welfare Plan . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 11           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . 29

       11.1          Further Instruments  . . . . . . . . . . . . . . . . . . 29
       11.2          Notices  . . . . . . . . . . . . . . . . . . . . . . . . 29
       11.3          Entire Agreement; Amendments . . . . . . . . . . . . . . 30
       11.4          Binding Effect/Assignability . . . . . . . . . . . . . . 30
       11.5          Exhibits/Schedules . . . . . . . . . . . . . . . . . . . 31
       11.6          Invalid Provisions . . . . . . . . . . . . . . . . . . . 31
       11.7          Headings/Captions  . . . . . . . . . . . . . . . . . . . 31
       11.8          Waiver; Remedies . . . . . . . . . . . . . . . . . . . . 31
       11.9          Attorney's Fees and Costs.   . . . . . . . . . . . . . . 31
       11.10         Time.  . . . . . . . . . . . . . . . . . . . . . . . . . 32
       11.11         Governing Law  . . . . . . . . . . . . . . . . . . . . . 32
       11.12         Counterparts . . . . . . . . . . . . . . . . . . . . . . 32

SIGNATURES

LIST OF EXHIBITS

Exhibit A - Share of Ownership of Sellers


LIST OF SCHEDULES

Schedule 4.5                   Licenses, etc.
Schedule 4.6                   Financial Statements
Schedule 4.7                   Adverse Changes
Schedule 4.8                   Certain Liabilities
Schedule 4.9                   Liens, Restrictions, etc.
Schedule 4.10                  Litigation
Schedule 4.11                  Leases
Schedule 4.12                  Intellectual Property
Schedule 4.13A                 Certain Contracts
Schedule 4.13B                 Third-Party Payor Contracts
Schedule 4.13C                 Network Contracts
Schedule 4.13D                 Employer Contracts
Schedule 4.14                  Employees
Schedule 4.15                  Benefit Plans
Schedule 4.16                  Certain Receivables
Schedule 4.17                  Certain Payables
Schedule 4.20                  Insurance
Schedule 4.21                  Consents
Schedule 4.22                  Environmental Matters
Schedule 4.24                  Affiliate Transactions
Schedule 9.4                   1996 Budget

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made as of the 31st day of July, 1996 by and among Horizon Mental Health Management, Inc., a Texas corporation ("Purchaser"), and Joseph R. Bona, M.D., Nancy J. Simons, Ph.D., John G. Toms, Ph.D., William L. Kale, Ph.D. and David E. Stenmark, Ph.D. (collectively referred to herein as the "Sellers" and individually as a "Seller").

         WHEREAS, each Seller owns the respective number of shares of Common Stock of Florida Professional Psychological Services, Inc., a Florida corporation (the "Company"), set opposite the name of the Seller in Exhibit A attached hereto (all of such shares being collectively referred to herein as the "Shares"); and

         WHEREAS, the Shares represent all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, the Sellers represent all the stockholders of the Company; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, eighty percent (80%) of the Shares and to secure an option to purchase the remaining twenty percent (20%) of the Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the Purchaser and the Sellers hereby agree as follows:


                                   ARTICLE 1
                            DEFINED TERMS/SCHEDULES

       1.1 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

       1.2 Schedules. It is specifically acknowledged by the parties hereto that certain agreements and documents listed on the Schedules are not delivered herewith but were previously made available to Purchaser or its representatives in connection with the due diligence investigation of the Company conducted by Purchaser and its representatives prior to the Closing Date. Sellers, jointly and severally, represent and warrant that all such agreements and documents made available or delivered to Purchaser by the Company and the Sellers were originals or true and correct copies of the originals of all such agreements and documents. Each Schedule shall be considered a part hereof as if set forth herein in full; provided, however, that the representations and warranties of Sellers set forth in this Agreement shall not be deemed modified, waived or limited in any respect by information contained in any agreement or document listed or referenced in the Schedules unless and only to the extent that such qualification, modification, exception or limitation to any representation and warranty of the Sellers is expressly set forth on the face of a Schedule or expressly contemplated by the language of the representation or warranty.


                                  ARTICLE 2
                              PURCHASE AND SALE

       2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller, (a) eighty percent (80%) of the Shares owned by each Seller (the "Closing Shares") free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims") and (b) an option to acquire the remaining twenty percent (20%) of the Shares owned by each Seller (the "Option Shares") on the terms and conditions set forth in Section 8.3 of this Agreement (the "Option").

       2.2 Purchase Price. The total purchase price for the Closing Shares shall be an amount equal to eighty percent (80%) of the sum of (a) the Excess Cash of the Company (as defined in Section 10.11 herein) on the Closing Date and (b) the product of (i) the net income before taxes of the Company for the twelve (12) month period ended December 31, 1996 times (ii) six and 25/100ths (6.25) (the "Purchase Price").

       2.3 Partial Payment of Purchase Price. The Purchaser shall pay the Purchase Price as follows:

                 (a) Payment At Closing. At the Closing, the Purchaser shall make a partial payment of the Purchase Price in the aggregate amount of $1,225,000 (the "First Payment") payable in cash by certified or cashier's checks (or by wire transfer in accordance with the directions of each Seller given to Purchaser not less than two business days prior to the Closing Date). Such cash constituting the partial payment of the Purchase Price at Closing shall be allocated to the Sellers on a pro rata basis according to the respective percentage of the Shares owned by each Seller as listed on Exhibit A hereto.

                 (b) Final Payment. The remaining balance of the Purchase Price shall be paid by Purchaser on the Final Payment Date and shall be determined and payable in the following manner:

                 (i) The Purchase Price as specified in Section 2.2 above shall be determined utilizing the actual Excess Cash of the Company on the Closing Date and the actual net income before taxes of the Company for the twelve month period ending December 31,

       1996, both as shown on the Final Settlement Statements and the final payment shall be an amount equal to the Purchase Price as so determined less $1,225,000 (the "Final Payment"); and

                 (ii)     Notwithstanding the provisions of Section 2.2 above,
       (1) in the event that the actual net income before taxes of the Company for the twelve month period ending December 31, 1996 is $150,000 or less, then the Purchase Price for the Closing Shares for all purposes under this Agreement, including, without limitation, Section 2.3(b)(i) above shall be equal to $1,225,000 plus the actual Excess Cash of the Company on the Closing Date and (2) in the event that the actual net income before income taxes of the Company for the twelve month period ending December 31, 1996 is more than $150,000 and equal to or less than $350,000, then the Purchase Price for the Closing Shares for all purposes under this Agreement, including, without limitation, Section 2.3(b)(i) above shall be equal to $1,225,000 plus the actual Excess Cash of the Company on the Closing Date and plus an amount equal to the product of $525,000 times a fraction the numerator of which is the actual net income before taxes of the Company for the period ending December 31, 1996 and the denominator of which is $350,000.

                 (iii) The Purchaser shall pay the Final Payment in cash by certified or cashier's checks (or by wire transfers in accordance with the directions of each Seller given to Purchaser not less than two business days prior to such payment date) equal in the aggregate to such amount. Such cash constituting the Final Payment shall be allocated to the Sellers on the same pro rata basis as the First Payment of the Purchase Price was allocated among the Sellers.

                 (c) Net Income Before Taxes. For the purpose of determining the Purchase Price, the net income before taxes of the Company for the twelve month period ending December 31, 1996 shall be determined from financial statements of the Company prepared in accordance with generally accepted accounting principles consistently applied with prior periods (the "December 31, 1996 Statement of Income").

                 (d) Excess Cash of the Company. For the purpose of determining the Purchase Price, Purchaser shall prepare and deliver to the Sellers a schedule which sets forth the determination of the actual Excess Cash of the Company on the Closing Date and which itemizes the amount of cash held by the Company on the Closing Date and all liabilities which were due and payable on the Closing Date or on or before thirty (30) days after the Closing Date (the "Statement of Excess Cash"). Such schedule shall be prepared from the books and records of the Company and the Sellers shall be provided access to such books and records for the purpose of verifying such determination of Excess Cash of the Company.

                 (e) Final Settlement. Within 60 days after December 31, 1996, Purchaser will deliver to Sellers the Statement of Excess Cash as of the Closing Date together with the December 31, 1996 Statement of Income which, subject to the provisions of Article 9, shall be prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied with prior periods (together the Statement of Excess

Cash and the December 31, 1996 Statement of Income are herein referred to as the "Settlement Statements"). Thereafter, the Purchaser shall give the Sellers and any independent auditors and authorized representatives of the Sellers full access at all reasonable times to the properties, books, records and personnel of the Company relating to periods reflected in the Settlement Statements for purposes of preparing, reviewing and resolving any disputes concerning the Settlement Statements. Sellers shall have 30 days following delivery to Sellers of the Settlement Statements during which to notify Purchaser of any dispute of any item contained therein, which notice shall set forth the basis for such dispute. If Sellers fail to notify Purchaser of any such dispute within such 30-day period, the Settlement Statements provided by the Purchaser shall be final, conclusive and binding and shall be deemed to be the "Final Settlement Statements" and the next business day following the expiration of such period shall be the "Final Payment Date." In the event that Sellers shall so notify Purchaser of any dispute, Purchaser and Sellers shall cooperate in good faith to resolve such dispute as promptly as practicable. If Purchaser and Sellers are unable to resolve any such dispute within 15 days of Sellers' delivery of such notice, such dispute shall be resolved by a Settlement Auditor. The Settlement Auditor shall make such revisions to the Settlement Statements as it deemed appropriate in order to make a determination of the Purchase Price and the Final Payment in accordance with the terms of this Agreement as promptly as practicable. Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq. (the "Federal Arbitration Act"). The expenses relating to the engagement of the Settlement Auditor shall be shared equally by Purchaser and Sellers. In the event of a dispute, the Settlement Statements, as modified by the Settlement Auditor shall be the "Final Settlement Statements" and the next business day after the delivery of such Final Settlement Statements by the Settlement Auditor to the Purchaser and the Sellers shall be the "Final Payment Date."


                                  ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF EACH SELLER

       Each Seller, severally and not jointly, represents and warrants to Purchaser that, as of the Closing Date:

       3.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms. All other agreements, certificates and instruments executed and delivered by the Seller pursuant to this Agreement are valid and binding agreements of such Seller enforceable in accordance with their respective terms.

       3.2 Title to Stock. The Seller is the unconditional sole legal, beneficial, record and equitable owner of the Shares set opposite the name of such Seller in Exhibit A, free and clear of any and all Claims. At the Closing, the Seller will convey to Purchaser valid and marketable title to the Closing Shares owned by such Seller as set forth on Exhibit A, free and clear of any and all Claims. Upon exercise of the Option and payment of the Option Price, the Seller will convey to Purchaser valid and marketable title to the Option Shares owned by such Seller as set forth on Exhibit A, free and clear of any and all Claims.

       3.3 Absence of Breach; No Consent. The execution, delivery, and performance of this Agreement and the other agreements, certificates and instruments executed and delivered pursuant to this Agreement by the Seller does not and will not: (i) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority which affects or binds such Seller or the Shares owned by such Seller, (ii) conflict with or result in a breach of or default under any indenture, loan or credit agreement or any other agreement or instrument to which such Seller is a party or by which such Seller or the Shares are bound, or (iii) require the authorization, consent, approval or license of any third party or entity.


                                  ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF SELLERS

       In addition to the representations and warranties made in Article 3, the Sellers, jointly and severally, represent and warrant to Purchaser that as of the Closing Date:

       4.1 Due Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to conduct its business operations as now being conducted. The Company is not required to and has not qualified as a foreign corporation authorized to do business in any other jurisdiction. Sellers have delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws of the Company as amended to and in effect on the Closing Date. On the Closing Date, the Company is not in violation of any term or provision of its articles of incorporation or bylaws.

       4.2 Subsidiaries/Investments. The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

       4.3 Due Authorization. The execution and delivery of this Agreement by the Sellers and the performance of the transactions contemplated by this Agreement by the Sellers and all other instruments, agreements, certificates and documents contemplated hereby to which the Sellers are a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Company; (ii) to the knowledge of the Sellers, violate any law, rule or regulation, or any decree or judgment of any court or governmental authority binding on the Company; (iii) except for certain third party consents set forth in Schedule 4.21, violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the assets of the Company under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license, certificate of authority or other agreement to which the Company is a party, or by which the Company or its assets is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company or; (v) violate or conflict with any provision of the articles of incorporation or bylaws of the Company.

       4.4 Capitalization of the Company. The authorized capital stock of the Company consists of Seven Thousand Five Hundred (7,500) shares of common stock, $1.00 par value per share, of which 120 shares are validly issued and outstanding, fully paid, and nonassessable. All of the outstanding shares of capital stock of the Company are owned of record by the Sellers. The Company has provided to the Purchaser a correct and complete copy of the stock registry of the Company listing all stockholders of the Company and the outstanding share certificates and total number of shares issued to each stockholder of the Company. The Company has no other capital stock authorized for issuance and has no treasury shares. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of the Company. Since the date of the Company Balance Sheet and as of the Closing Date, no shares of the Company's capital stock, no options, warrants, or other rights, no agreements, or commitments (contingent or otherwise) obligating the Company to issue shares of capital stock, and no other securities or instruments convertible or exchangeable into shares of capital stock, have been executed or issued by the Company. The Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding capital stock or any capital stock of the Company to be issued in the future. The Company is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Closing Date.

       4.5 Licenses/Compliance with Law. The Company has the lawful authority and all federal, state or, to the knowledge of Sellers, local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its business operations as such is presently being conducted. Schedule 4.5 contains a list and description of all authorizations, certificates of authority, licenses and permits, including those granted or derived from governmental sources, issued or granted to the Company. For the proper conduct of its business operations as presently conducted, the Company is not required to obtain any additional certificates of authority, permits, licenses or similar authorizations from any federal, state or, to the knowledge of Sellers, local governmental authority other than has already obtained as listed on Schedule 4.5. There are no pending or, to the knowledge of the Sellers, threatened legal, administrative, arbitration or other actions, notices, or proceedings nor any pending or, to the knowledge of the Sellers, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of the Company as authorized by the authorizations, certificates of authority, licenses and permits set forth on
Schedule 4.5 and as presently conducted by the Company. The Company has made all filings with federal, state and, to the knowledge of Sellers, governmental agencies required for the conduct of its respective business. There are no judgments against the Company, and no orders, rules, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which the Company is bound or to which the Company is subject. The Company has not entered into and is not subject to any judgment, consent decree, compliance order or administrative order with respect to any law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any law. Neither the Company's operations nor any of the assets owned, leased, occupied or used by the Company in the operation of its business materially violates or fails to comply in any material respect with any applicable federal or state insurance or health maintenance organization or practice of medicine codes or health laws, rules or regulations or laws, rules or regulations, and the Company has not received any notice of alleged violations thereof.

       4.6 Financial Statements. The Company has delivered to Purchaser a copy of (i) unaudited financial statements of the Company as of December 31, 1995, consisting of a balance sheet at such date and the related statement of income for the applicable twelve (12) month period then ended and (ii) unaudited financial statements of the Company, as of May 31, 1996 (the "Balance Sheet Date") consisting of a balance sheet of the Company at such date (the "Company Balance Sheet") and the related statement of income for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements are attached hereto as Schedule 4.6 (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of the Company, and the results of the operations of the Company, as of the respective dates thereof and for the respective periods covered thereby, in conformity with generally accepted accounting principles ("GAAP") subject, however, with respect to the May 31 unaudited interim financial statements, to normal and customary year-end audit adjustments. Except as reflected in the Company Balance Sheet included in the Financial Statements, as of the Balance Sheet Date and as of the Closing Date there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of the Company which have not been so set forth in the Company Balance Sheet. The Financial Statements were prepared from the books and records of the Company. There are no assets shown on the Company Balance Sheet which are valued thereon at an amount materially in excess of their fair value as of the Balance Sheet Date. At the Balance Sheet Date, the Company owned each of the assets included in the Company Balance Sheet.

       4.7 No Adverse Change. Except as set forth on Schedule 4.7, since the Balance Sheet Date, the business of the Company has been conducted only in the ordinary course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of the Company (financial or otherwise) exclusive of any general economic factors affecting the mental health services industry in general; (ii) any material loss or damage (not covered by insurance) to any of the assets of the Company which materially affects or impairs the ability of the Company to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of the Company; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of the Company; (iv) any sale or transfer of any material portion of the assets of the Company; (v) any material changes in the terms of any contract of the Company; (vi) any material change in the accounting systems, policies or practices of the Company; (vii) any waiver by or on behalf of the Company of any rights which have any material value; (viii) no taking under condemnation or right of eminent domain of any of the assets of the Company; (ix) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by the Company other than in the ordinary and customary course of business; (x) any redemption, repurchase, or other acquisition of any of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock; (xi) any dividend or distribution declared, set aside or paid on capital stock of the Company; (xii) any transfer or right granted by the Company of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (xiii) any sale or other disposition of any material asset of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of the Company, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; or (xiv) any default or breach by the Company in any material respect under any contract, license, or permit. Since the Balance Sheet Date, except as set forth on Schedule 4.7, the Company has conducted its business only in the ordinary and usual course of business and, without limiting the foregoing, no changes have been made in (i) employee compensation levels, (ii) the manner in which employees of the Company are compensated,
(iii) supplemental benefits provided to any employees, or (iv) the employment of any employee of the Company with a salary of more than $30,000 per annum.

       4.8 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing the outstanding debt of the Company, as amended to and in effect on the Closing Date, have been delivered to Purchaser by the Company. The Company has no liabilities which are not adequately reflected or reserved against on the face of the Company Balance Sheet, except liabilities incurred since the Balance Sheet Date in the ordinary and customary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), assets or business of the Company. Schedule 4.8 hereto sets forth as of the date hereof each liability of the Company in an amount in excess of $10,000 and each person to whom the aggregate amount of liabilities owed to such person by the Company exceeds $10,000.

       4.9       Title to and Condition of Properties.  Except as disclosed in
Schedule 4.09 hereto, the Company has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on the Company Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges except as disclosed in Schedule 4.9. The Sellers do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which any Seller or the Company has notice, that would materially affect the ability of the Company to utilize each of such assets in its business. The Company has not received any notices of default or other violations from any mortgagee regarding any properties leased by the Company.
Schedule 4.9 hereto contains a detailed listing of all material assets of the Company. The assets now owned by the Company constitute all assets reasonably necessary to enable Purchaser to conduct the business and operations of the Company on substantially the same terms as such business has been conducted historically. Except as disclosed in Schedule 4.9, all such assets are well maintained and in good operating condition, except for normal wear and tear.

       4.10 Litigation. Except as set forth on Schedule 4.10 hereto, (i) no material investigation or review by any governmental entity with respect to the Company is pending or, to the knowledge of the Sellers, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same and (ii) there is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Sellers, threatened against or affecting the Company to which the Company is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. The Company is not now, and has not been, a party to any injunction, order or decree restricting the method of the conduct of its business or the marketing of any of its products or services.

       4.11 Real Property Leases . Schedule 4.11 lists all leases of real property to which the Company is a party (the "Real Property Leases").
Accurate and complete copies of the Real Property Leases, as amended to the Closing Date, have been delivered to Purchaser. Except as disclosed on
Schedule 4.11, to the knowledge of the Sellers, all land, buildings, facilities and other structures and improvements subject to the Real Property Leases are in material compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance.
The Company is the lessee and in peaceful and undisturbed possession of the property subject to the Real Property Leases. To the knowledge of the Sellers, all covenants or other restrictions (if any) to which any of the property leased to the Company pursuant to the Real Property Leases are being properly performed and observed in all material respects by the Company, and the Company has not received any notice of violation (or claimed violation) thereof which has not been resolved. The Company has delivered to Purchaser true, correct and complete copies of all reports or audits of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property Leases. There is no pending or, to the knowledge of the Sellers, any threatened proceeding or governmental action to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of the Company as presently conducted. The Company does not own any real property.

       4.12 Intellectual Property. Schedule 4.12 is an accurate and complete list of all tradenames that the Company uses in its business operations. The Company has no United States and foreign patents, patent applications, patent licenses, trademarks, and service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by the Company and utilized by the Company in the business or operations of the Company as presently conducted. There is no adverse claim against the Company, or to the knowledge of the Sellers, any threatened litigation or claim of infringement. To the knowledge of the Sellers, the Company does not utilize any intellectual or proprietary trade secret information which infringes any trademark, tradename, service mark, copyright or patent of another, and the Company has not received any notice contesting its right to use any trade name now used by it in connection with its business or the operation thereof. The Company has not granted any license to a third party in respect of any intellectual property.

       4.13      Contracts.

                 (a) Material Contracts. Schedule 4.13A lists all material contracts or agreements of the following types to which the Company is a party or by which the Company is bound:

                 (i) any contract or agreement with a health provider or any partnership or professional association or corporation owned by other health providers other than the contracts described in subparagraphs (b) and (c) below;

                (ii) any contract or agreement which is not terminable upon thirty (30) days or less notice or which obligates the Company to the payment of more than $10,000 including, without limitation, loan agreements;

               (iii) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets having a value in excess of $10,000;

                (iv) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

                 (v)      any lease of personal property;

                (vi) any guaranty, suretyship agreement or other agreement relating to any contingent liability.

               (vii) any contract with an independent agent or broker who sells the services of the Company;

              (viii) any contract or agreement with independent consultants; and

                (ix) any contract or agreement restricting the method by which the Company conducts its business or the marketing of any of its products or services.


                 (b) Third Party Payor Contracts. Schedule 4.13B lists all contracts between the Company and health maintenance organizations, insurance companies, preferred provider organizations or any similar organizations pursuant to which the Company has agreed to furnish its services to members of such organizations or participants in such programs.

                 (c) Network Contracts. Schedule 4.13C lists all agreements between the Company and other providers or provider networks pursuant to which such other providers or provider networks provide mental health services for and on behalf of the Company.

                 (d) Employer Contracts. Schedule 4.13D lists all agreements between the Company and all employers pursuant to which the Company provides employee assistance program services or other mental health care services to employees.

                 (e) Copies. True and correct copies of all such contracts referred to in Schedules 4.13A, 4.13B, 4.13C, and 4.13D have been made available for inspection by Purchaser and, except to the extent disclosed on Schedules 4.13A, 4.13B, 4.13C, and 4.13D, as of the Closing (i) all of the contracts listed on such Schedules are in full force and effect, (ii) the Company has not received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no material outstanding disputes under such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no material defaults under any of such contracts, and (vi), to the knowledge of the Sellers, to the extent required by any law or regulation have been filed with and approved by all governmental regulatory agencies.

       4.14 Employees, Et Cetera. Schedule 4.14 hereto lists in accurate and complete detail all employees of National Business Solutions, Inc. who are leased to the Company as of the Closing Date, their job titles, annual rates of compensation, accrued vacation, holiday and sick leave as of such date, other fringe benefits, if any, a description of any severance pay arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday and sick leave as of the Closing Date and the rate at which such vacation, holiday and sick leave will accrue after the Closing Date. Except for the leased employees shown on Schedule 4.14, the Company has no employees, is not bound by any written contract of employment with any of its leased employees, and all oral employment contracts are terminable at will, subject to applicable law, or by any consulting or similar agreements. The Company is not a party to any employment or other agreement, whether written or oral, pursuant to which the Company has agreed to make a loan to, or guarantee any loan of, any employee or leased employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding except as reflected in
Schedule 4.14. Except as listed on Schedule 4.14 or Schedule 4.15 hereof, the Company has no Welfare Plan, no Pension Plan, nor any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employee or leased employees. The Company has complied with all requirements of Sections 6001 through 6008 of the ERISA and Section 4980B of the Code with respect to itself and its employees. The Company is not bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in
Schedule 4.14.

       4.15      Employee Benefit Plans.  Except as disclosed in Schedule 4.15:

                 (a) The Company does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, except as a described on Schedule 4.15, nor is the Company presently, or has it ever been, a participating employer in any Multiemployer Plan.

                 (b) With respect to each Pension Plan and each Welfare Plan listed on Schedule 4.15, to the knowledge of the Sellers: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither the Company nor any Subsidiary nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject the Company to any material tax or any material penalty imposed by ERISA or the Code; (iii) the Company has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) the Company has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not any pending or, to the knowledge of the Sellers, threatened claim by or on behalf of any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

                 (c) There has been no termination of any Pension Plan or Welfare Plan by the Company that has occurred during the five-year period ending on the date hereof.

                 (d) The Company has no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Company, within the meaning of Sections 414(b) or (c) of the Code except where the failure to so comply would not have a material adverse effect on the Company.

                 (e) No Welfare Plan listed on Schedule 4.15 is funded with a trust or other funding vehicle, other than insurance policies.

                 (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code, except where the failure to so comply would not have a material adverse effect on the Company.

                 (g) Each Pension Plan listed on Schedule 4.15 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of the Sellers, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

                 (h) No bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 4.15 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Internal Revenue Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of the Company and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Purchaser by the Company.

       4.16 Receivables. To the knowledge of the Sellers, all Receivables of the Company whether or not reflected in the Company Balance Sheet, represent transactions in the ordinary course of business, and, except as disclosed on
Schedule 4.16, the Receivables shown on the Company Balance Sheet are net of reserves which reserves were calculated in accordance with GAAP consistent with past practice.

       4.17 Accounts Payable. The accounts payable reflected on the Company Balance Sheet, and those reflected on the books of the Company at the time of the Closing, will reflect all material amounts owed by the Company in respect of trade accounts due and other Payables as required by GAAP to be identified on such Company Balance Sheet or in the books of the Company. Except as set forth on Schedule 4.17, to the knowledge of the Sellers, no account payable of the Company is past due or otherwise in default by the Company.

       4.18 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, the Sellers, or the Company is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby except for Raymond James & Associates, Inc. Sellers shall pay any commissions or dues due to Raymond James & Associates, Inc. as a result of the consummation of the transaction contemplated by this Agreement.

       4.19 Labor Practices. The Company has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Sellers, threatened labor dispute, strike or work stoppage affecting the Company's business, nor has there been any of the same or any labor union organizing activity relating to the Company within the last three (3) years.

       4.20 Insurance. Schedule 4.20 lists all insurance policies and coverages maintained by or for the Company including but not limited to real and personal property insurance, workers' compensation insurance and medical malpractice and professional liability insurance. Schedule 4.20 lists all insurance claims submitted in connection with property damage or medical malpractice involving the Company or its directors, officers or employees for the latest three (3) years.

       4.21 Consents. Except as set forth in Schedule 4.21 hereto, no consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the sale of the Shares and the consummation of the transactions contemplated by this Agreement.

       4.22      Environmental Matters.  Except as disclosed on Schedule 4.22,
(a) the Company has not received any notice from any governmental authority or private person or entity advising it that the operation of the Company's business is in violation of any environmental law or any applicable environmental permit or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath the property subject to the Real Property Leases; and (b) to the knowledge of the Sellers, the Company is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

       4.23 Taxes. All federal, state and other tax returns and reports of the Company required by law to be filed have been prepared and properly filed or valid extensions have been obtained, and all taxes, charges, fees, duties, levies or other assessments which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions ("Taxes") imposed upon the Company or any of its properties, assets or income which are due and payable or claimed by any taxing authority to be due and payable have been paid or reserved for. The liability for accrued taxes as shown in the Company Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods prior to the Balance Sheet Date and all years and periods prior thereto and for which the Company may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). The Company utilizes the accrual method of accounting for tax purposes.

       There are no claims for Taxes pending against the Company, and the Sellers do not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service (the "Service") or any other taxing authority.

       The Federal income tax returns of the Company have not been examined or audited by the Service. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company which, by application of similar principles, could be expected to result in a proposed adjustment to the liability of the Company for taxes for any other period not so examined.

       The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the taxes of any person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

       The Company is withholding or has paid when due to the proper taxing authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, medicare or other similar Taxes with respect to wages, salary and other compensation of directors, officers and employees of the Company.

       4.24 Transactions With Affiliates. Except as set forth in Schedule 4.24, there are no loans, leases, agreements, contracts or other transactions between the Company and any present or former stockholder, director or officer of the Company, or any member of such stockholder's, director's or officer's immediate family. Except as set forth in Schedule 4.24, no stockholder, director or officer of the Company nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of the Company or any organization which has a material contract or arrangement with the Company.

       4.25 Improper Payments. To the knowledge of the Sellers, neither the Company, nor any director, officer, employee or agent of the Company has made any improper bribes, kickbacks or other payments on behalf of the Company to, or received any such payments from, customers, vendors, suppliers or other persons contracting with the Company.

       4.26 Full Disclosure. To the knowledge of the Sellers, this Agreement and the documents, certificates, and other writings furnished or to be furnished by or on behalf of Sellers or the Company to Purchaser pursuant to the provisions of this Agreement do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.


                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       The Purchaser represents and warrants to the Sellers as follows:

       5.1 Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

       5.2 Corporate Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

       5.3 Absence of Breach; No Consents. The execution and delivery of this Agreement by the Purchaser, and the performance by Purchaser of its obligations hereunder, do not (i) conflict with, and will not result in a breach of, any of the provisions of the articles of incorporation or bylaws of Purchaser; (ii) contravene any law, rule, or regulation of any State or Commonwealth or of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon Purchaser; (iii) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Purchaser is a party or by which it or any of its material properties may be affected or bound; or (iv) require the authorization, consent, approval, or license of any third party.


       5.4 Investment Representations. Purchaser will acquire the Shares for its own account for investment and not with a view to the resale or distribution thereof. Purchaser will not transfer or otherwise dispose of the Shares, or any interest therein, in such manner as to violate any provisions of the Securities Act of 1933 and the rules and regulations thereunder or of any applicable state securities laws regulating the disposition thereof. Purchaser agrees that the certificates representing the Shares may bear legends to the effect that such shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof or of any rules and regulations issued thereunder.

       5.5 Broker's or Finder's Fees. No agent, broker, employee, officer, stockholder or other person or firm acting on behalf of, or under the authority of, Purchaser is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.


                                   ARTICLE 6
                                    CLOSING

       6.1 Date of Closing. The Closing shall take place at the offices of Counsel to Sellers in Tampa, Florida or at such other location as Purchaser and Sellers may mutually agree, simultaneously with the execution and delivery of this Agreement.

       6.2       Actions by Sellers.  At the Closing, each Seller shall:

                 (a) Stock. Deliver to Purchaser the original certificates representing the Closing Shares duly endorsed for transfer or with appropriate stock powers with respect thereto duly endorsed in blank by such Seller.

                 (b) Employment Agreements. Each Seller shall execute and deliver an Employment Agreement between such Seller and the Company (the "Employment Agreements").

                 (c) Resignation/Release. Each Seller shall execute and deliver a resignation/release resigning as a director and officer of the Company effective on the Closing Date, acknowledging that there are no obligations, liabilities or other amounts due from the Company to such Seller and releasing the Company from all such obligations or liabilities.

                 (d) Opinion. Deliver an opinion of Counsel for the Sellers substantially as to the legal matters set forth in Exhibit B hereto ("Sellers' Opinion of Counsel").

       6.3       Actions by Purchaser.  At the Closing, Purchaser shall:

                 (a) Payment. Pay the partial payment of the Purchase Price to the Sellers in accordance with provisions of Section 2.3(a) of this Agreement.

                 (b) Employment Agreements. Execute and deliver the Employment Agreements.

                 (c) Opinion. Deliver an Opinion of Counsel for Purchaser substantially as to the legal matters set forth in Sections 5.1, 5.2 and 5.3 hereof reasonably satisfactory in form and substance to Sellers ("Purchaser's Opinion of Counsel).


                                   ARTICLE 7
                          SURVIVAL OF REPRESENTATIONS
                           AND WARRANTIES; INDEMNITY

       7.1 Representations and Warranties to Survive. All representations, warranties, covenants and agreements made by the parties each to the other in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of two years, ending at midnight on the second anniversary of the Closing Date; provided, however, that if, prior to the expiration of such two year period, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts which notice shall expressly set forth the specific claim or claims which if made would give rise to the liability or the specific liability or liabilities which will arise out of such facts to the indemnifying party, within such two year period, then the rights of the indemnified party to indemnification with respect to the specific claim or specific liability set forth in the notice shall continue until such liability shall have been finally determined and disposed of (including and subject to disposition by the expiration of the applicable statute of limitations with respect to such liability); provided further, however, that if a claim for indemnification is made pursuant to this
Article 7, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this Article 7 shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification; and provided further, however, that such two year limitation specified above shall not apply to the extent provided otherwise in Section 7.4(c) below. It is expressly understood that the giving of notice within such two year period which only sets forth a set of facts and does not expressly set forth the specific claim or liability threatened to arise out of such facts shall not extend such two year limitation with respect to liabilities arising out of such set of facts. Nothing contained herein shall be deemed to require or imply that the accuracy of any representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. Except to the extent set forth herein, no investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder.

       7.2       Indemnity.  Subject to the provisions of Section 11.4 below,

                 (a) Sellers. Each Seller, jointly and severally (except as to the representations and warranties contained in Article 3 which shall be several and not joint), agrees to indemnify and hold harmless the Company and Purchaser, and their respective directors, officers, employees and agents, from, against, and in respect of any loss, liability, claim, demand, or expense, including but not limited to attorney, investigation and consultant fees and costs, and of any other kind whatsoever arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of the Sellers under this Agreement or under any other agreement or document delivered by the Sellers to Purchaser at Closing pursuant to this Agreement;

                (ii) Any Federal income tax liability, fines, penalties and interest thereon imposed on the Company arising out of any period ending on or prior to the Closing Date;

               (iii) Any claim, demand, suit or cause of action asserted or brought by Robin F. Kirk, Jr. arising out of or relating to, directly or indirectly, the purchase of shares of common stock of the Company owned by Robin F. Kirk, Jr. by the Sellers pursuant to that certain Agreement dated effective as of January 1, 1996; and

                (iv) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                 (b) Purchaser. Purchaser shall indemnify and hold each Seller harmless from, against, and in respect of any loss, liability, claim, demand, or expense, including but not limited to attorney investigation and consultant fees and costs, and of any kind whatsoever, arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to Sellers at Closing pursuant to this Agreement; and

                (ii) Any obligation or liability of the Company, whether arising out of any set of facts in existence before, on or after the Closing Date; excluding, however, any obligation or liability with respect to which the Sellers are obligated to indemnify and hold the Purchaser harmless pursuant to Section 7.2(a) above; and

               (iii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.


       7.3 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 7.2(a) or 7.2(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume and control the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof. Any compromise or settlement of any claim will require the prior written consent of the indemnitee and the indemnifying party, which consent will not be unreasonably withheld. If, however, the indemnitee refuses to consent to a bona fide offer of compromise or settlement that the indemnifying party desires to accept, the indemnitee may continue to pursue such claim, free of any participation by the indemnifying party, at the sole expense of the indemnitee. In such event, the obligation of the indemnifying party to the indemnitee will equal the lesser of (i) the amount of the offer of compromise of settlement that the indemnifying party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from the indemnitee's participation in any defense controlled by the indemnifying party) incurred by the indemnitee before the date the indemnifying party notified the indemnitee of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that the indemnitee is obligated to pay as a result of the indemnitee's continued pursuit of such claim, plus the reasonable out-of-pocket expenses incurred by the indemnitee in connection with such claim. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article 7, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

       7.4       Limitations on Indemnification.

                 (a) General Threshold. Except as to indemnification obligations of the Sellers under Section 7.2(a)(ii) above as to which the following limitation shall not apply, neither the Sellers nor the Purchaser shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Twenty-Five Thousand Dollars ($25,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms hereof; provided, however, that such Threshold set forth in this Section 7.4(a) shall not apply to the matters described in Section 7.4(c) below.

                 (b) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to two years after the date hereof;

provided, however, that the two-year limitation set forth in Section 7.1 and this Section 7.4(b) shall not apply to the matters described in Section 7.4(c) below as to which the indemnification obligations hereunder shall expire six
(6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if, prior to the applicable date of expiration, a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any indemnifiable loss as to which indemnity may be payable and the indemnified party shall have given notice of such facts to the indemnifying party and made a claim for indemnification within such two-year period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

                 (c) Certain Matters. The matters referred to in Section 7.4(a) and Section 7.4(b) shall be Losses arising from fraud or an intentional misrepresentation on the part of any Seller.

                 (d) Individual Limitations. Notwithstanding any provision of this Agreement to the contrary, it is expressly agreed and understood that the liability of each Seller under this Agreement with respect to any claim or claims for indemnification shall not exceed in the aggregate for such Seller the amount of the Purchase Price paid to such Seller for the Shares.


                                   ARTICLE 8
                   LIMITATIONS ON TRANSFER; OPTION/PUT RIGHTS

       8.1 Capital Stock Subject Hereto. The provisions of this Article shall, except as hereinafter specifically provided, apply to:

                 (i)      All shares of Option Shares owned by any Seller;

                (ii) All shares of common stock of the Company hereafter issued in respect of, in lieu of or in exchange for the shares of Option Shares referred to in subsection 8.1(i) above, whether by reason of any stock split, stock dividend, reverse split, recapitalization, merger, exchange or otherwise;

               (iii) All shares of common stock hereafter acquired by any Seller pursuant to any subscription or rights to acquire additional shares of common stock of the Company which subscription or other right to acquire common stock of the Company is measured by or attributable to the ownership of any shares of common stock made subject to this Agreement by the foregoing provisions of this Section 8.1; and

                (iv) All shares of common stock of the Company made subject to this Agreement by the foregoing provisions of this Section
       8.1 hereafter transferred to any permitted assignee of any Seller.

All such shares of common stock of the Company listed or described above in this Section 8.1 are hereinafter referred to collectively as "Option Shares." The term "Seller" shall include the Sellers and any other permitted assignee hereafter owning Agreement Stock.

       8.2 No Transfer Except as Provided Herein. None of the shares of Option Shares shall be sold, assigned, pledged, hypothecated or otherwise transferred, whether to third parties or to any other Seller, except as provided in and subject to this Agreement. A Seller may transfer all or any portion of the Option Shares owned by such Seller to any third party; provided, however, that such assignee shall expressly agree in writing that such shares of Option Shares are held subject to and bound by the provisions of this Agreement. Any purported transfer of Opinion Shares not in accordance with the provisions of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the Option Shares to the purported transferee.

       8.3 Option Rights of Purchaser. Purchaser shall have the option exercisable in its sole discretion to purchase all the Option Shares held by the Sellers on the following terms and conditions:

                 (a) Purchaser shall have the option exercisable by written notice to the Sellers given at any time on or after October 1, 1999 to on or before December 31, 1999 to acquire the Option Shares.


                 (b) The purchase price for the Option Shares shall equal twenty percent (20%) of the product of (i) the average net income before taxes of the Company for the three twelve month periods commencing September 1, 1996, 1997 and 1998 and ending August 31, 1997, 1998 and 1999, respectively times
(ii) six (6) (the "Option Price").

                 (c) Purchaser shall deliver with the notice of the exercise of the option statements of income of the Company for each of the three twelve month periods ending August 31, 1997, 1998 and 1999, respectively, which, subject to the provisions of Article 9, shall be prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied with prior periods (the "Option Income Statements"). Thereafter, the Purchaser shall give the Sellers and any independent auditors and authorized representatives of the Sellers full access at all reasonable times to the property, books, records and personnel of the Company relating to the periods reflected in the Option Income Statements for purposes of preparing, reviewing and resolving disputes concerning the Option Income Statements. Sellers shall have 30 days following delivery to Sellers of the Option Income Statements during which to notify Purchaser of any dispute of any item contained therein, which notice shall set forth the basis for such dispute. If Sellers fails to notify Purchaser of any such dispute within such 30-day period, the Option Income Statements provided by the Purchaser shall be final, conclusive and binding and shall be deemed to be the "Final Option Income Settlement Statements" and the next business day following the expiration of such period shall be the "Option Payment Date." In the event that Sellers shall so notify Purchaser of any dispute, Purchaser and Sellers shall cooperate in good faith to resolve such dispute as promptly as practicable. If Purchaser and Sellers are unable to resolve any such dispute within 15 days of Sellers' delivery of such notice, such dispute shall be resolved by a Settlement Auditor. The Settlement Auditor shall make such revisions to the Option Income Statements as it deems appropriate in order to make a determination of the purchase price for the Option Shares in accordance with the terms of this Agreement as promptly as practicable. Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq. (the "Federal Arbitration Act"). The expenses relating to the engagement of the Settlement Auditor shall be shared equally by Purchaser and Sellers. In the event of a dispute, the Option Income Statements, as modified by the Settlement Auditor shall be the "Final Option Income Statements" and the next business day after the delivery of such Final Option Income Statements by the Settlement Auditor to the Purchaser and the Sellers shall be the "Option Payment Date."

                 (d) Purchaser must exercise the Option with respect to all the Option Shares.

                 (e)      The Option Price shall be payable on the Option
Payment Date.

                 (f) The Option Price shall be payable in cash by certified or cashier's checks payable to the Sellers. Such cash shall be allocated to the Sellers pro rata according to the percentage of all the shares of Option Shares owned by each Seller.

       8.4 Put Rights of Sellers. Each Seller shall individually have the right exercisable by written notice to Purchaser to require the Purchaser to purchase all of the Option Shares then owned by the Seller (the "Put Right") on the following terms:

                 (a) Each Seller may exercise such Put Right by giving written notice during either January, 1998, January, 1999 or January, 2000. In the event that such notice is not given during any of such periods, such Put Right shall terminate.

                 (b) Upon the giving of such notice, Purchaser shall be obligated to buy and the Seller shall be obligated to sell all Option Shares owned by the Seller at the following specified purchase price for each Seller individually not in the aggregate (the "Put Purchase Price"):

                 (i) If the Put Right is exercised in January, 1998, the Put Purchase Price shall be four percent (4%) of the product of (1) the net income before taxes of the Company for the twelve month period ended August 31, 1997 times (2) five (5);

                (ii) If the Put Right is exercised in January, 1999, the Put Purchase Price shall be four percent (4%) of the product of (1) the net income before taxes of the Company for the twelve month period ended August 31, 1998 times (2) six (6); or

               (iii) If the Put Right is exercised in January, 2000, the Put Purchase Price shall be four percent (4%) of the product of (1) the net income before taxes of the Company for the twelve month period ended August 31, 1999 times (2) seven (7).

Provided, however, if a Seller has transferred or assigned any of the Option Shares owned by such Seller on the Closing Date to a third party, then the Put Purchase Price shall be proportionately reduced by the percentage of the Option Shares of such Seller so transferred or assigned.

                 (c) The Put Purchase Price shall be payable in cash by certified or cashier's check payable to the Seller.

                 (d) The closing of the exercise of the Put Right shall occur on or before the expiration of thirty (30) days after the date of the notice of exercise of the Put Right by the Seller.

       8.5 Restrictive Legend. At the Closing, each certificate representing Option Shares shall have a legend placed thereon in substantially the following form:

       THE TRANSFER OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK PURCHASE AGREEMENT DATED JULY 31, 1996, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY, AND SAID SHARES MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF THAT AGREEMENT. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH COPY.


                                   ARTICLE 9
                       ADDITIONAL POST-CLOSING AGREEMENTS

       9.1 Financial Statements. Purchaser agrees that until the earlier of the purchase of the Option Shares by the Purchaser or December 31, 1999, it shall cause to be prepared and furnished to Sellers monthly and annual unaudited financial statements of the Company prepared in accordance with GAAP.

       9.2 Separate Entity. Purchaser agrees that the business operations of the Company shall be conducted as a separate entity until the earlier of the purchase of the Option Shares or December 31, 1999. Purchaser further agrees that, without the written consent of Sellers, neither it nor its affiliates will sell any goods or services to the Company except at fair market value or charge any management or similar fee or any corporate overhead fee or similar charge to the Company. Purchaser further agrees that, until December 31, 1996, it shall continue to lease the employees of the Company under its existing arrangements with National Business Solutions, Inc. with the same benefits as are provided by the Company on the Effective Date.

       9.3       Future Operations of the Company.

                 (a) Purchaser covenants and agrees that, from and after the Effective Date until all the Sellers have exercised their Put Right pursuant to Section 8.4 or Purchaser has exercised the Option pursuant to
Section 8.3, any of the following described mental health care service business operations conducted by the Purchaser and its subsidiaries shall be conducted in the State of Florida only through and by the Company, to-wit:

                 (i) the provision of employee assistance programs of the nature currently operated by the Company pursuant to contractual arrangements with the employer entity; and

                 (ii) the provision of mental health care services through any provider network organized or administered by the Company pursuant to contractual arrangements with either managed care provider entities, such as health maintenance organizations, or self-insured employer health plans; and

                 (iii) the organization or acquisition of mental health care provider networks for, or the administration of mental health care provider networks for, managed care payors, health care providers or self- insured entities.

                 (b) Notwithstanding the foregoing provision of Section 9.3(a) above, it is expressly agreed and understood that such covenant and agreement shall not apply to (i) any business operations of the Purchaser and its subsidiaries involving the management of psychiatric services for acute care general hospitals (including services such as in-patient treatment programs, outpatient treatment programs, home health treatment programs and mental disorder clinics pursuant to contractual arrangements with acute care general hospitals), (ii) involving the provision of outcome measurement services such as CQI+ outcome measurement services offered by the Purchaser on the Effective Date, and (iii) any other business activity that does not come within the activities described in Section 9.1(a)(i), (ii) and (iii) above.

                 (c) Further, notwithstanding the provisions of Section 9.3(a) above, such covenant and agreement shall not prohibit or restrict Purchaser from acquiring any business (and from continuing the business operations of such business after the acquisition) which is engaged in business activities of the same nature as those described in Section 9.3(a) above in the State of Florida so long as the annual revenues from such business activities of the acquired entity in the State of Florida do not constitute for the twelve-month period ending immediately prior to the effective date of such acquisition more than twenty-five percent (25%) of the total annual revenues for such twelve- month period from all business activities of the acquired entity in the State of Florida. In making such determination for the purposes of this Section 9.3(c), the business activities of any nature of the acquired entity conducted outside the State of Florida (and the revenues from such business activities) shall not be considered or taken into account for the purposes thereof.

                 (d) In the event that Purchaser proposes to develop, organize or administer any employee assistance programs or mental health care provider networks coming within the provisions of Section 9.1(a)(i) and (iii) above or acquire any entity or business engaged in such business activities which does not constitute a permitted acquisition coming within the provisions of Section 9.3(c) above, Purchaser covenants and agrees that it shall first offer such opportunity or acquisition to the Company which may elect by vote of the Sellers to undertake such opportunity or make such acquisition; provided, however, that the Purchaser shall have no obligation or responsibility to contribute or loan funds to the Company if it is financially unable to undertake such opportunity or make such acquisition unless each Seller contributes or loans to the Company four percent (4%) of the capital required. If the Company does not elect to undertake such opportunity or make such acquisition by written notice to Purchaser within twenty (20) days after receipt of the written notice of such opportunity or acquisition, then the covenant and agreement contained in Section 9.1(a) shall not apply and Purchaser may pursue such opportunity or make such acquisition (and continue the business operations thereof) otherwise than by or through the Company.

                 (e) It is expressly understood that the proposed acquisition of American Treatment Centers, Inc. by Purchaser or any other acquisition of a mental health care provider will not come within the provisions of 9.3(a) to the extent and only to the extent that such entities provide services to managed care companies on a fee-for-service basis.

       9.4 Certain Financial Matters. Purchaser agrees that no costs or expenses shall be charged to the Company for the time devoted by personnel of Purchaser in any activities relating to the development and upgrading of the management information systems of the Company. In addition, if any personnel of the Company are utilized at any time for business operations of Purchaser and its subsidiaries outside the State of Florida, then the Company shall be credited for financial accounting purposes for an amount equal to one hundred twenty percent (120%) of the compensation of such personnel allocated for such time as is directed to activities outside the State of Florida. Purchaser further agrees that, during the period from the Closing Date to and including December 31, 1996, the Company shall not make (or be charged for) any purchases of data processing computer equipment or software in excess of $50,000 in the aggregate or which Purchaser will amortize over a period of less than five years without the consent of the Sellers. Purchaser further agrees that any expenditures in excess of the 1996 budget for the Company attached hereto as
Schedule 9.4 in the period from the Closing Date to December 31, 1996 must be approved by a majority of the Sellers.

       9.5 WCMA Loan Agreement. The Company is a party to that certain Loan Agreement dated as of September 29, 1994, between the Company and Merrill Lynch Business Financial Services, Inc. relating to a working capital line of credit (the "WCMA Agreement"). Sellers represent and warrant that there is no outstanding balance of principal or accrued interest under the WCMA Agreement and agree to indemnify and hold harmless the Company and Purchaser with respect to an indebtedness outstanding under the WCMA Agreement prior to the

Closing Date. Sellers have advised Purchaser and Purchaser hereby acknowledges that the WCMA Agreement contains a covenant that the Company will not permit a change of control to occur without the consent of the lender. Such consent has not been obtained. Purchaser covenants and agrees that it shall not cause or permit the Company to borrow any funds under the WCMA Agreement unless and until (a) such consent to the change of control resulting from the transaction contemplated by this Agreement is obtained and (b) the personal guarantees of the Sellers of the obligations of the Company under the WCMA Agreement have been fully and unconditionally released. Purchaser agrees to indemnify and hold harmless the Sellers if and from any obligation of the Company arising from borrowings by the Company under the WCMA Agreement after the Closing Date.


                                   ARTICLE 10
                             CERTAIN DEFINED TERMS

       10.1 Affiliate. When used with respect to a person, an "Affiliate" of such person is a person controlling, controlled by, or under common control with such person.

       10.2 Agreement. This Stock Purchase Agreement, including all Schedules and Exhibits hereto, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such Schedules, Exhibits, and other documents.

       10.3 Closing. The completion of the transaction to take place as described in Article 6.

       10.4      Closing Date.  The date on which the Closing actually occurs.

       10.5 Closing Time. The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

       10.6 Code. The Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.

       10.7 Counsel to Sellers. Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., 501 East Kennedy Boulevard, Suite 1700, Tampa, Florida 33601, telephone number (813) 228-7411, facsimile number (813) 229-8313.

       10.8 Counsel to Purchaser. Strasburger & Price, L.L.P., 901 Main Street, Suite 4300, Dallas, Texas 75202, telephone number (214) 651-4300, facsimile number (214) 651-4330.

       10.9 ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect on the date of this Agreement.

       10.10 Excess Cash of the Company. As of the date of determination, the amount of cash held by the Company in its bank accounts in excess of all current liabilities, i.e. liabilities due and payable on the Closing Date or within thirty (30) days after the Closing Date.

       10.11 GAAP. Generally accepted accounting principles, as in effect on the date of any statement, report, or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

       10.12 Knowledge. As used in this Agreement, the term "knowledge" or the phrase "to the knowledge of" or "known to" shall mean the existence of actual knowledge by such party; provided, however, that no party shall be deemed to have performed, or be obligated to perform, an independent investigation or inquiry with respect to the matter to which such knowledge pertains.

       10.13 Multiemployer Plan. A "multiemployer plan," as defined in ERISA Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code, or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in particular location in this Agreement, is relevant.

       10.14 Payables. Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise, goods or services purchased appearing as liabilities on the books of the Company or any Subsidiary, or customarily required to be reflected as liabilities in the balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating monies owed by the Company or such Subsidiary.

       10.15     PBGC.  The Pension Benefit Guaranty Corporation.

       10.16 Pension Plan. A "pension plan" or "employee pension benefit plan," as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant. A reference to a Pension Plan shall include the trust, if any, forming a part thereof.

       10.17 Receivables. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of the Company or any Subsidiary, or customarily required to be reflected as assets in balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating moneys owed to the Company or such Subsidiary.

       10.18     Schedules.  The Schedules referenced in this Agreement.

       10.19 Settlement Auditor. "Settlement Auditor" means a big six accounting firm to be mutually agreed upon by the parties. If for any reason such accounting firm shall not be available to resolve such issues, the Company and Buyer shall promptly contact the national office of, and shall retain the services of, another big six accounting firm. If Seller and Buyer cannot agree on such accounting firm to be retained, Seller and Buyer shall each submit the name of a big six independent accounting firm which does not at the time provide, and has not in the prior two years provided, significant services to Seller or Purchaser, and the firm shall be selected by lot from these two firms.

       10.20 Welfare Plan. A "welfare plan" or an "employee welfare benefit plan," as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.


                                   ARTICLE 11
                                 MISCELLANEOUS

       11.1 Further Instruments. The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions, agreements and covenants contemplated in this Agreement at or prior to the Closing Date.

       11.2 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                 (a)      If to Sellers:

                          To the respective address of such Seller set forth on the signature page hereto executed by such Seller

                          With a copy to Counsel to Sellers:

                          Fowler, White, Gillen, Boggs, Villareal and
                            Banker, P.A.
                          501 East Kennedy Blvd., Suite 1700
                          Tampa, Florida 33602
                          Attention: David Shobe, Esq.
                          Facsimile: 813-229-8313

                 (b)      If to Purchaser:

                          Horizon Mental Health Management, Inc.
                          1500 Waters Ridge Drive
                          Lewisville, Texas 75075
                          Attn: James W. McAtee, Executive Vice President
                          Facsimile: 214-459-5005

                          With a copy to Counsel to Purchaser:

                          Strasburger & Price, L.L.P.
                          901 Main Street, Suite 4300
                          Dallas, Texas 75202
                          Attn: David K. Meyercord, Esq.
                          Facsimile:  (214) 651-4330


Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 14.2.

       11.3 Entire Agreement; Amendments. This Agreement and the documents to be delivered at Closing hereunder set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written agreement executed by Purchaser and Sellers.

       11.4 Binding Effect/Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Purchaser shall have the right at any time to assign this Agreement to any affiliate of Purchaser without the necessity of seeking the consent of the Sellers; provided, however, that Purchaser shall not be relieved of any obligations as a result of such assignment and that, in addition to Purchaser remaining liable, any such assignee shall assume and become liable for any and all of Purchaser's obligations under this Agreement. None of the Sellers shall be entitled to assign any of their respective rights or obligations under this Agreement; provided, however, that the rights and obligations of a Seller may be assigned by operation of law or may be assigned to an individual retirement account, pension plan, trust or other entity under the control of such Seller but any such assignment shall not relieve or release such Seller of any obligations hereunder as a result of such assignment and that, in addition to such Seller remaining liable, any such assignee shall assume and become liable for any and all of such Seller's obligations under this Agreement. In connection with any such assignment, a Seller may transfer all or any portion of the Shares owned by the Seller and thereby effect an assignment on the basis specified above.

       11.5 Exhibits/Schedules. All Exhibits and Schedules referenced in this Agreement are incorporated herein by reference and shall constitute a part of this Agreement.

       11.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof with the remaining provisions remaining in full force and effect and not affected by the illegal, invalid or unenforceable provision or by severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

       11.7 Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

       11.8 Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. Except as expressly limited by this Agreement, the parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

       11.9 Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, or in the event legal counsel is consulted in the event of any such breach or in anticipation of any such prospective legal action, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute. "Prevailing party" is the party in whose favor final judgment is rendered.

       11.10     Time.  Time is of the essence under this Agreement.

       11.11 Governing Law. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Florida.

       11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the date set forth above.

PURCHASER:                              SELLERS:

HORIZON MENTAL HEALTH
MANAGEMENT, INC.
                                        ---------------------------------------
By:                                     Joseph R. Bona, M.D.
   --------------------------------     Address: 837 South Dakota Avenue
      James W. McAtee                   Tampa, Florida 33606
      Executive Vice President


                                        ---------------------------------------
                                        Nancy J. Simons, Ph.D.
                                        Address: 2462 Kingfisher Lane, J103
                                                 Clearwater, Florida 34622




                                        ---------------------------------------
                                        John G. Toms, Ph.D.
                                        Address: 7930 Bay Point Place, #C-34
                                                 Tampa, Florida 33615




                                        ---------------------------------------
                                        William L. Kale, Ph.D.
                                        Address: 4937 Turtle Creek Trail
                                                 Oldsmar, Florida 34677



                                        ---------------------------------------
                                        David E. Stenmark, Ph.D.
                                        Address: 4001 43rd Street South
                                                 St. Petersburg, Florida 33711

                                   EXHIBIT A

                         SHARE OF OWNERSHIP OF SELLERS




                                   Number of
                                     Shares                       Percentage
                                  ----------                      ----------
Joseph R. Bona, M.D.                  24                              20%
Nancy J. Simons, Ph.D.                24                              20%
John G. Toms, Ph.D.                   24                              20%
William L. Kale, Ph.D.                24                              20%
David E. Stenmark, Ph.D.              24                              20%
                                      --                              ---
                 TOTAL:              120                              100.00%